Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

THIS FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (this “Amendment”) is made and entered into as of the     day of                 , 2018 (the “Effective Date”), by and between GRANITE PARK III, LTD. (“Landlord”), as landlord, and ALKAMI TECHNOLOGY, INC., a Delaware corporation (“Tenant”), as tenant.

W I T N E S S E T H:

A.     Landlord and Tenant executed that certain Amended and Restated Office Lease, dated September 6, 2017 (the “Lease”), relating to approximately 92,480 rentable square feet of space, which includes both the Extension Premises and the Expansion Premises (collectively, the “Existing Premises”), located in Suites 100, 120, 200, 240, 245, 250, 260, 280, 290, 295, 380, the 10th Floor, the 9th Floor and Suite 270 of that certain building commonly referred to as “Granite Park Three” (the “Building”).

B.    Terms defined in the Lease, when used herein, shall have the same meanings as are ascribed to them in the Lease, except as otherwise defined herein.

C.    Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the respective parties hereto, Landlord and Tenant do hereby agree that the Lease is and shall be amended as follows:

1.     Suite 110 Expansion Premises. Landlord and Tenant hereby agree that Tenant shall lease approximately 3,780 rentable square feet of space situated in Suite 110 of the Building (the “Suite 110 Expansion Premises”), effective as of the Suite 110 Expansion Premises Commencement Date (as hereinafter defined). The Suite 110 Expansion Premises shall be and become a part of the Existing Premises for all purposes under the Lease, and the Suite 110 Expansion Premises shall be as described on Exhibit B-1 attached hereto and made a part hereof for all purposes, which Exhibit B-1 attached hereto shall be inserted into the Lease as part of Exhibit B currently attached to the Lease.

2.    Tenant’s Share. Effective as of the Suite 110 Expansion Premises Commencement Date, Section 8(i) of the BLI shall be hereby supplemented to provide that Tenant’s Share with respect to the Suite 110 Expansion Premises shall be 1.05%.

3.    Lease Term. Landlord and Tenant hereby agree that Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Suite 110 Expansion Premises, commencing on September 1, 2018 (such date herein referred to as the “Suite 110 Expansion Premises Commencement Date”) and ending on December 31, 2019, unless otherwise terminated earlier pursuant to the terms of the Lease. The Suite 110 Expansion Premises shall remain ROFO Space pursuant to the terms of the Lease.

4.    Basic Rent. Commencing on the Suite 110 Expansion Premises Commencement Date and ending on December 31, 2019, Landlord and Tenant hereby agree that Section 5 of the BLI shall be supplemented to provide that the Basic Rent payable with respect the Suite 110 Expansion Premises shall be as follows:

Rental Period	Annual Basic Rent PSF of Rentable Area		Basic Monthly Rent
09/01/2018 – 09/30/2018	$0.00	*	$0.00	*
10/01/2018 – 12/31/2019	$27.00		$8,505.00

*	Notwithstanding anything to the contrary, Tenant shall only be obligated to pay Tenant’s Share of Electrical Expenses with respect to the Suite 110 Expansion Premises from the Suite 110 Expansion

Premises Commencement Date until the expiration of the first (1st) month following the Suite 110 Expansion Premises Commencement Date. Commencing on the first (1st) day of the second (2nd) month following the Suite 110 Expansion Premises Commencement Date, Tenant shall be obligated to pay, in addition to Basic Rent for the Suite 110 Expansion Premises, Tenant’s Share (with respect to the Suite 110 Expansion Premises) of Operating Expenses and Electrical Expenses and all other sums due and payable by Tenant under the Lease.

5.     Parking. Pursuant to Section 16 of the BLI and Exhibit F attached to the Lease, effective as of the Suite 110 Expansion Premises Commencement Date, Landlord shall provide Tenant with 4.5 parking spaces for every 1,000 rentable square feet of the Suite 110 Expansion Premises, for a total of 17 additional unreserved parking spaces for the Suite 110 Expansion Premises. Pursuant to the Lease, Tenant shall pay Landlord the Parking Rent at a rate of $0.00 per month, plus applicable taxes, for any unreserved garage parking space, otherwise subject to the terms of the Lease. Effective as of the Suite 110 Expansion Premises Commencement Date, Landlord shall relocate Tenant’s existing reserved parking spaces located in spaces 428, 429 and 444 to spaces 335, 336 and 337.

6.    Acceptance of the Suite 110 Expansion Space. The Suite 110 Expansion Space is being leased to Tenant “as is, where is”, and without Landlord having any obligation to construct or pay for improvements thereto in order to prepare the Suite 110 Expansion Space for Tenant’s use and occupancy thereof, except that Landlord shall steam-clean the carpets in the Suite 110 Expansion Premises prior to the Suite 110 Expansion Premises Commencement Date.

7.    Early Access. Tenant shall have the right, following the Effective Date, to store Tenant’s furniture, fixtures and equipment in the Suite 110 Expansion Premises, provided that such storage shall be subject to all of the terms and conditions of the Lease other than the obligation to pay Basic Rent with respect to the Suite 110 Expansion Premises.

8.    Brokerage Commission. Landlord agrees to pay CBRE, Inc. (“Broker”) a brokerage commission in connection with the transactions described in this Amendment pursuant to a separate written agreement between Landlord and Broker. Landlord and Tenant each warrant to the other that it has had no dealings with any real estate broker or agent in connection with the transaction described in this Amendment other than Broker, and each party agrees to defend, indemnify and hold the other harmless from and against any and all liability or claim arising with respect to any broker or agent asserting or claiming to be entitled to a commission or other fee by, through or under Landlord or Tenant.

9.    Ratification of Lease Agreement. Tenant hereby represents and certifies to Landlord that, to the best of Tenant’s current, actual knowledge, all obligations and conditions under the Lease have been performed to date by Landlord or Tenant, as applicable, and have been satisfied free of defenses and setoffs, including construction work in the Existing Premises. All other terms and conditions of the Lease are hereby ratified and confirmed to the extent not inconsistent with the terms set forth in this Amendment, and such terms and conditions shall be and remain in full force and effect.

10.    Counterparts. This Amendment may be executed in any number of counterparts, any one of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

11.    Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns.

12.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED by Landlord and Tenant as of the date first written herein above.

LANDLORD:

GRANITE PARK III, LTD.,

By:	Granite Properties, Inc., its general partner

By:	/s/ Robert Jimenez

Name:	Robert Jimenez

Title:	Director of Leasing

TENANT:

ALKAMI TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Douglas A. Linebarger
Name:	Douglas A. Linebarger
Title:	Chief Legal Officer

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